Exhibit 99.1

WHEELING ISLAND GAMING NAMES NEW EXECUTIVE

GEOFFRY P. ANDRES JOINS COMPANY AS PRESIDENT AND GENERAL MANAGER

For Immediate Release

WHEELING, WEST VIRGINIA, JANUARY 26, 2004—Geoffry Andres, an executive with more than 15 years of  experience in the gaming industry, has been named President and General Manager  of Wheeling Island Gaming Inc., a premier gaming and entertainment complex located in Wheeling, W. V. Andres replaces Scott Cooper, who has taken on a new position as Vice President, Business Development with Sportsystems Corporation, Wheeling Island Gaming’s parent company.

Andres is a seasoned industry veteran with significant experience with Harrah’s gaming properties across the United States.  During his fifteen-year tenure at Harrah’s, he held significant senior managerial positions including, Vice President of Casino Operations at Harrah’s New Orleans and Harrah’s Shreveport.  He has also held management positions at Harrah’s Las Vegas, Lake Tahoe, and North Kansas City.

Andres is a graduate of the University of Nevada at Reno with a Bachelor of Science in Business Administration and a Master of Business Administration.

Andres’ entry to Wheeling Island comes at a time of tremendous growth for the company and its more than 2 million annual customers.  On June 26, 2003, Wheeling Island opened a $68 million expansion project that includes a 151-room deluxe hotel, entertainment showroom, meeting and banquet facilities, and multiple restaurant venues.  Wheeling Island currently features 2,200 slot machines, live greyhound racing and simulcast racing.

Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia.  It is the largest operation of Sportsystems Corporation, a wholly owned subsidiary of Delaware North Companies.

Delaware North Companies is one of the world’s leading hospitality and food service providers.  Its family of companies includes Sportsystems, Delaware North Companies Parks & Resorts, CA One Services, Sportservice, Delaware North Companies International,  Boston’s FleetCenter, and the Delta Queen Steamboat Company. Delaware North is one of the largest privately held companies in the United States with more than $1.6 billion in annual revenue and 28,000 associates serving millions of customers in the United States, Canada, Australia, New Zealand and the United Kingdom.

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